UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 6, 2015 (December 30, 2014)

TENNECO INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-12387	76-0515284
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 NORTH FIELD DRIVE, LAKE FOREST, ILLINOIS	60045
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 482-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On January 6, 2015, Tenneco Inc. announced that the company has appointed Brian J. Kesseler as Chief Operating Officer, effective January 12, 2015. Mr. Kesseler, 48, has been President of the Power Solutions business of Johnson Controls Inc. since January 2013 and served as Chief Operating Officer for that business from May 2012 until January 2013. Mr. Kesseler joined Johnson Controls in 1994 and has served in leadership roles of increasing responsibility including, from 2009 to 2012, in the Building Efficiency division, where he was Vice President and General Manager with responsibility for Europe Systems & Services, North America Service and the Unitary Products Group. Hari Nair is retiring as Chief Operating Officer effective January 12, 2015 and a member of the company’s board of directors effective January 6, 2015. Mr. Nair will continue to be employed until March 31, 2015 to aid in transition. A copy of the company’s press release is filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Pursuant to his offer letter dated December 30, 2014, Mr. Kesseler will be paid an annual base salary of $850,000 and his target bonus opportunity under the company’s annual cash incentive plan will be 100% of base salary. Mr. Kesseler will receive a bonus of $1,000,000, payable within the first month of his employment. Mr. Kesseler will be eligible to participate in the company’s long-term incentive plan in a manner consistent with other company executives (including full awards for the 2013-2015 and 2014-2016 performance periods). He will also receive a supplemental grant of restricted shares valued at approximately $4.6 million (vesting 50% on each of the second and fourth anniversaries of the grant date) to replace certain equity compensation Mr. Kesseler will forego due to his departure from Johnson Controls. Mr. Kesseler will be entitled to severance in an amount equal to two times his annual base salary if he is involuntarily terminated by the company (other than for disability, cause or in connection with a change in control). Mr. Kesseler will participate in the 401(k) plan in a manner consistent with other company executives. Mr. Kesseler will also participate in the company’s excess benefit plan and receive a 3% of base salary company contribution after Internal Revenue Service maximums have been reached under the 401(k) plan, and a company contribution equal to 3% of the annual cash incentive paid. Mr. Kesseler will participate in the company’s change in control severance benefits plan, relocation plan and other welfare and benefit plans in a manner consistent with other company executives.

Mr. Nair and Tenneco Automotive Operating Company Inc. (“TAOC”), a wholly owned subsidiary of the company, entered into a Retirement Agreement and General Release dated December 30, 2014. Mr. Nair will retire from the company’s board of directors on January 6, 2015 and from employment by the company and its related entities on March 31, 2015. Subject to certain conditions, TAOC will provide Mr. Nair with retirement pay in a gross amount equivalent to $1,505,000 plus the product of two times Mr. Nair’s 2014 annual bonus (payable in a lump sum on December 31, 2015). Until March 31, 2015, Mr. Nair will continue to receive his current salary and will be paid an annual cash incentive bonus for 2014 when bonus payments are disbursed to other executives. Mr. Nair’s outstanding stock options, restricted stock and long-term performance units will vest and be exercisable or payable, as applicable, in accordance with the terms of the applicable award agreement and he will receive benefits from the 401(k) and excess benefits plans in accordance with their terms. During the twelve months following his retirement, Mr. Nair and his eligible dependents will continue to participate in TAOC’s medical and dental benefits plans. Under the agreement, Mr. Nair has committed to certain provisions regarding confidentiality, non-solicitation of employees and customers, non-disparagement and non-competition.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description

99.1	Press release dated January 6, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENNECO INC.

Date: January 6, 2015	By:	/s/ James D. Harrington
James D. Harrington
Senior Vice President, General Counsel
and Corporate Secretary